Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated June 4, 2026, with respect to the financial statements and supplemental information included in the Annual Report of Fastenal Company & Subsidiaries 401(k) and Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Fastenal Company on Form S-8 (File No. 333-52765 and 333-176401).
/s/ Grant Thornton LLP
Atlanta, Georgia
June 4, 2026